                                                                   EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                           FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR
                              ENDED         ENDED         ENDED         ENDED         ENDED
                           DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                              1992           1993         1994          1995           1996
                           -----------   -----------   -----------   -----------   -----------
Income (loss) before
 income taxes and
 minority interest....           4,036            (9)        2,501         8,944        11,323
Fixed charges(1)......             399           288           205           211           525
                           -----------   -----------   -----------   -----------   -----------

 Total earnings and
  fixed charges.......           4,435           279         2,706         9,155        11,848
Fixed charges.........             399           288           205           211           525
Ratio of earnings to
 fixed charges(2).....           11.12x          N/A         13.20x        43.39x        22.57x
                           ===========   ===========   ===========   ===========   ===========

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(1)     Fixed charges consist of interest expense incurred and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases.

(2) For the year ended December 31, 1993, the deficiency of earnings from continuing operations before income taxes to cover fixed charges was $9,000.